Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of Gaia, Inc. on Form S-8, of our report dated March 4, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Gaia, Inc., which appears in Gaia, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

Plante Moran PLLC

April 29, 2019

Denver, Colorado